CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 24, 2011, with respect to the consolidated financial statements of ARC Income Properties, LLC and subsidiaries, March 24, 2011, with respect to the consolidated financial statements of ARC Income Properties III, LLC and subsidiary, and March 21, 2011, with respect to the financial statements of American Realty Properties, Inc., contained in this Registration Statement and Prospectus on Form S-11. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 24, 2011